Exhibit 35.1

ANNUAL SERVICER’S COMPLIANCE CERTIFICATE

This Compliance Certificate is furnished pursuant to Section 4.10 of the Sale and Servicing Agreement (the “Agreement”), dated as of September 18, 2013, by and among Hyundai Auto Receivables Trust 2013-C, Hyundai Capital America, as seller and servicer (the “Servicer”), Hyundai ABS Funding, LLC (formerly known as Hyundai ABS Funding Corporation), as depositor, and U.S. Bank National Association, as indenture trustee and Item 1123 of Regulation AB. The undersigned hereby certifies that:

1)          I am a duly authorized officer of the Servicer.

2)          A review of the activities of the Servicer from January 1, 2016 through December 31, 2016 (the “Relevant Period”) and of the Servicer’s performance under the Agreement during the Relevant Period has been made under my supervision.

3)          Based on such review, the Servicer has, to the best of my knowledge, fulfilled all of its obligations under the Agreement in all material respects throughout the Relevant Period.

IN WITNESS WHEREOF, I have duly executed this Compliance Certificate this 16th day of March, 2017.

HYUNDAI CAPITAL AMERICA, as Servicer

By:	/s/ Hyung Seok Lee
Name: Hyung Seok Lee
Title: Chief Financial Officer